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                                                                   EXHIBIT 10.41


                                    EXECUTIVE
                          SALARY CONTINUATION AGREEMENT


         THIS EXECUTIVE SALARY CONTINUATION AGREEMENT (the "AGREEMENT") effective December 20, 1996 between Alfred J. Stein ("EXECUTIVE") and VLSI TECHNOLOGY, INC., a Delaware corporation (the "COMPANY").

         The Company and Executive hereby agree as follows:


                                    ARTICLE I
                            EMPLOYMENT BY THE COMPANY

         1.1      Executive is currently employed by the Company.

         1.2 This Agreement shall remain in full force and effect so long as Executive is employed by Company.

         1.3 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive's employment with the Company terminates.

         1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company and Executives' execution of the general waiver and release described herein.

         1.5 This Agreement shall not supersede or affect any other agreements relating to Executive's employment or severance, or a change in control of the Company. On a Change in Control, as defined in Executive's Change in Control Severance Benefits Agreement, the Change in Control Severance Benefits Agreement shall control.


                                   ARTICLE II
                          SALARY CONTINUATION BENEFITS

         2.1 ENTITLEMENT TO SALARY CONTINUATION PAYMENTS. If Executive's employment terminates due to a Covered Termination, Executive shall receive salary continuation benefits to be paid in one lump sum within 60 days of the termination. The amount of the salary continuation payment shall equal three (3) years of Executive's Compensation.




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         2.2 WELFARE BENEFITS. Following a Covered Termination, Executive and
his spouse will be eligible to continue their Welfare Benefits coverage under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to Executive) as in effect immediately prior to the Covered Termination for the life of the Executive and his spouse, or the survior of them, cost to the Company not to exceed, by premium or otherwise, $10,000.00 per year.

         With respect to any Welfare Benefits provided through an insurance policy, the Company's obligation to provide such Welfare Benefits following a Covered Termination shall be limited by the terms of such a policy; provided that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage, and (ii) if a policy providing health benefits is not amended to provide the continued benefits, the Company shall pay for the cost of comparable replacement coverage. The cost of any such insurance shall be included and subject to the $10,000.00 per year limit set forth above.

         This Section 2.2 is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents, under any applicable law with respect to health insurance continuation coverage.

         2.3 STOCK OPTIONS. All outstanding stock options granted to Executive shall fully vest upon the death or disability, mental or physical, of executive and to permit the exercise of the vested options for at least twelve (12) months following such death or disability. In addition, the Company may, at its option, amend all stock option agreements evidencing outstanding stock options granted to Executive: (i) to provide for full vesting of stock options upon a Covered Termination, and (ii) to permit Executive to exercise the vested options for at least the twelve (12) months following a Covered Termination. Notwithstanding the foregoing, the Company shall not amend a stock option agreement to the extent that an amendment would result in a charge to earnings for the Company (except upon death or disability of Executive), would adversely affect Executive's financial position, or cause Executive to be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

         2.4 BONUS. If a Covered Termination occurs, Executive shall receive a bonus for the fiscal year in which the Covered Termination occurs. The amount of the bonus shall be equal to the amount Executive would have been paid if the Covered Termination Event had not occurred prior to the end of such fiscal year multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the fiscal year until and including the date of the Covered Termination, and (ii) the denominator is three hundred sixty-five
(365). Such bonus shall be paid on the date Executive would have received the bonus if the Covered Termination had not occurred during such fiscal year.




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         2.5 MITIGATION. Except as otherwise specifically provided herein,
Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.


                                   ARTICLE III
                     LIMITATIONS AND CONDITIONS ON BENEFITS

         3.1 WITHHOLDING OF TAXES. Except as otherwise provided herein, the Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

         3.2 EMPLOYMENT AGREEMENT AND RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, Executive shall, as of the date of a Covered Termination, execute an employee agreement and release in the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information agreement. It is understood that Executive has twenty-one (21) days to consider whether to execute such employee agreement and release and Executive may revoke such employee agreement and release within seven (7) business days after execution of such employee agreement and release. In the event Executive does not execute such employee agreement and release within the twenty-one (21) day period, or if Executive revokes such employee agreement and release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.


                                   ARTICLE IV
                            OTHER RIGHTS AND BENEFITS

         NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.




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                                    ARTICLE V
                           NON-ALIENATION OF BENEFITS

         No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.


                                   ARTICLE VI
                                   DEFINITIONS

         For purposes of the Agreement, the following terms shall have the meanings set forth below.

         6.1 "CAUSE" means the following (and only the following): (i) conviction of any felony involving fraud or act of dishonesty against the Company, (ii) conduct by Executive which, based upon good faith and reasonable factual investigation and determination by the Board of Directors of the Company, demonstrates gross unfitness to serve, or (iii) intentional, material violation by Executive of any statutory or fiduciary duty of Executive to the Company that is not corrected within thirty (30) days after written notice to Executive thereof. Death or disability, mental or physical, do not constitute "Cause".

         6.2 "COMPENSATION" means Executive annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination, plus an amount equal to the average of Executive's highest two annual bonuses payable with respect to the three fiscal years preceding the Covered Termination.

         6.3 "COVERED TERMINATION" means any voluntary termination after Executive reaches 65 years of age and any involuntary termination (including death or disability, mental or physical) other than for Cause.


                                   ARTICLE VII
                               GENERAL PROVISIONS

         7.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.




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         7.2 NOTICES. Any notices provided hereunder must be in writing and such notices or other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive or Executive's designee either in person or at his address as listed in the Company's payroll records.

         7.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         7.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         7.5 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive.

         7.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         7.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, heirs, executors and administrators.

         7.8 TAX AND ATTORNEY FEES. Company agrees to pay the cost of any attorney's fees or tax assistance fees incurred by executive in connection with advice, negotiation or execution of this Agreement. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover his attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action, provided the court finds the claim was brought in good faith.

         7.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.




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         7.10 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

         7.11 APPROVAL. This Agreement is subject to approval by the Compensation Committee of the Board of Directors of the Company.


         IN WITNESS HEREOF, the parties have executed this Agreement as of the day and year written above.


VLSI TECHNOLOGY, INC.,                 ALFRED J. STEIN
A DELAWARE CORPORATION


By:   /s/ Larry L. Grant               /s/ Alfred J. Stein
      ------------------------         ------------------------

Name: (Larry L. Grant)
      ------------------------

Title: Vice President, General
       Counsel and Secretary
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Exhibit A:        Employee Agreement and Release




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                                    EXHIBIT A
                         EMPLOYEE AGREEMENT AND RELEASE

         I UNDERSTAND AND COMPLETELY AGREE TO THE TERMS SET FORTH IN THE FOREGOING AGREEMENT.

         I hereby confirm my obligations under the Company's standard form of proprietary information agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company's Indemnification Agreement.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that; (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

By:
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        Alfred J. Stein

Date:
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